EXHIBIT 4.19

                      Joint Venture Shareholders' Agreement

                                  May 16, 1996

Between: York Medical Inc. ("YM"), a company incorporated under the laws of the Province of Ontario, Canada, CBQYM Inc., a company incorporated under the laws of Barbados ("CBQYM") and CIMAB S.A. ("CIMAB") a Cuban company incorporated under the laws of the Republic of Cuba, representing Centro de Bioactivos Quimicos of the Universidad Central de Las Villas ("CBQ").




                                    RECITALS

Whereas:

o CIMAB entered into a licencing agreement with YM on behalf of CBQ, dated May 3, 1995 (the "Licencing Agreement");

o CBQYM has been incorporated to serve as a joint venture company, owned as to 80% of its common equity by YM and as to 20% by CIMAB. to market the licenced products assigned to it by YM pursuant to the Licencing Agreement;

o Certain of the benefits and obligations of the Licence Agreement have been assigned to CBQYM by YM; and,

o The purpose of this agreement is to set out the relationship between the parties hereto so that they will proceed on a mutually beneficial basis.

Now, therefore, for good and valuable consideration and the sum of one dollar (Canadian funds) paid by each party to the other, receipt of which is hereby acknowledged.

o CBQYM shall have an unlimited number of common shares, the initial issue of which shall be as to 80% to YM and as to 20% to CIMAB.

o No issued and outstanding shares in the capital of CBQYM shall be sold, transferred or otherwise disposed of to any person without the written consent of each of YM and CIMAB.

o The issue of any additional common shares in the capital of CBQYM shall first be to each of YM and CIMAB in proportion to their shareholdings, and thereafter to any other person, but only with the consent of both of YM and CIMAB, such consent not to be withheld unreasonably.

o The board of directors of CBQYM shall consist of nine directors, three of whom shall be nominees of YM, two of whom shall be nominees of CIMAB and four of whom shall be a resident of Barbados, nominated by YM. The initial directors of CBQYM shall be as set out in Appendix A hereto. The election of directors shall take place annually. The board is required to meet once per year in the Barbados, and at least one other time per year at a location to be agreed to among the directors or by telephone, and otherwise as often as deemed necessary for the conduct of the business of the joint venture in accordance with the Articles of Incorporation and the by-law's of CBQYM. The by laws of CBQYM shall provide that a quorum for meetings of the board of directors shall be a minimum of four directors and must include one of each of the YM and CIMAB nominees, notice shall be a minimum of 30 days prior to any meeting and meetings may be called at any time by two directors.

o CBQYM shall use its best efforts to undertake and perform the terms of the assigned Licence Agreement. In all events CBQYM shall operate solely through YM in CBQYM's commercialization of products pursuant to the Licence Agreement, any assignment thereof and regarding any future licencing agreements.

o All material and out-of-the-ordinary-course of business contracts of CBQYM, including contracts or agreements respecting the borrowing of money, the issuance of guarantees, the entering into of non-arms-length agreements, the lending of money to any persons related to CBQYM, the approval of the strategic marketing plan, the approval of the annual budget, the approval for acquisitions, dispositions and amalgamations and the pledging of property are required to be approved by a majority of the board of directors including the approval of at least one nominee of each of YM and CIMAB. Such approval may be evidenced either by a resolution of the board of directors of CBQYM or a written consent signed by the required number of directors. Any and all other matters relating to the business and affairs of CBQYM shall be governed by the Articles of Incorporation and by-laws or, to the extent not provided in them, by a majority of the directors of CBQYM evidenced as provided above.

o The parties agree that all of the earnings of CBQYM shall be distributed annually as dividends to the shareholders. Any variation from this policy must he approved by a vote of the majority of the directors, including approval of all of the nominees of YM and CIMAB, respectively.

o The auditors of CBQYM shall be KPMG Peat Marwick. CBQYM's full and accurate records of the net revenues shall be made available for inspection by CIMAB.

In witness whereof, the parties hereto have executed this Agreement by duly authorized officers or representatives thereof.

CIMAB S.A.                                             YORK MEDICAL INC.


duly authorized to sign                                duly authorized to sign



                         CBQYM Inc.

                         duly authorized to sign

                                   APPENDIX A

                         Initial Directors of CBQYM Inc.

                                Hugh B. Anderson

                                 Diane J. Katina

                            Christopher M. Ostrovski

                               Cohn W. D'A Daniel

                                  Paul W. Haddy

                                 Allan B. Lewis

                                 Philip S. Young

                           Dr. Ervello Olazabal Manso

                           Ing. Humberto Martin Perez